EXHIBIT 10.1

                                  AGREEMENT


     THIS AGREEMENT is made effective the 19th day of December 2008 by, between and among Bion Environmental Technologies, Inc. and its subsidiaries ('Bion' or 'Bion Companies') and Salvatore Zizza ('SZ').

     WHEREAS SZ has provided services to the Bion Companies on a consulting basis and has served as Chairman and as a director of Bion's Bion Integrated Projects Group, Inc, (formerly Bion Dairy Corporation) subsidiary;

     AND WHEREAS SZ and the Bion Companies agree to end such relationship;

     NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Bion Companies and SZ agree to end such consulting relationship on the terms and conditions set forth in the following paragraphs:

     1) SZ's engagement as a consultant to the Bion Companies and service as Chairman and as a director of Bion's Bion Integrated Projects Group, Inc. shall end effective December 31, 2008.

     2) Notwithstanding the end of SZ's engagement set forth above, the existing Confidentiality /Proprietary Information Agreement ('CPIA') and the Addendum ('Addendum') thereto shall remain in full force and effect pursuant to their terms.

     3) SZ will cooperate with the Bion Companies in the immediate post-employment transition period to provide Bion and its personnel all needed documents, contacts, etc. to required to enable others to perform the services and duties which SZ has heretofore performed and to provide continuity with regard to the projects on which SZ had worked while providing consulting services to the Bion Companies; and to immediately re-direct all communications received (whether in hard copy, electronic, telephonic or other media) related to Bion matters to current employees of the Bion Companies.

     4) Bion shall cancel on its books and records, effective December 31, 2008, 450,000 of the 600,000 outstanding Bion warrants owned by SZ; SZ shall return the outstanding certificate for 600,000 warrants to Bion and Bion shall re-issue a certificate to SZ representing 150,000 warrants with no changes in any of the terms and conditions of the warrants.

     5) All Bion options owned by SZ shall vest on the existing schedule.

     6) Bion shall cancel on its books and records, effective December 31, 2008, the outstanding 2007 Series AB Convertible Promissory Note ('Comp Note') owned by SZ which represents accrued, deferred compensation from the Bion Companies to SZ; SZ shall return the original Comp Note to Bion marked 'cancelled'.

     7) Bion's existing obligation to SZ pursuant to a $50,000 (principal amount) Promissory Note issued during November 2008 ('Note') shall remain outstanding; provided, however, the Note shall be amended to include the right of SZ to convert the principal and interest of Note, in whole or in part, into Bion's restricted common stock at a price of $.75 per share on any date before the Note is paid by Bion.

     8) Bion's existing obligation to SZ of approximately $42,000 dating from 2003 ('Old Obligation') shall be amended to include the right of SZ to convert the Old Obligation, in whole or in part, into Bion's restricted common stock at a price of $.75 per share on any date before the Old Obligation is paid by Bion and the Old Obligation remain a valid obligation of Bion

     9) Effective January 1, 2009, SZ hereby enters into a Master Sublease ('Master Sublease') from Bion of the entire premises of Bion's current offices at 614 Lexington Ave, 12th Floor, NY, NY ('Premises') as Sublessee which Master Sublease shall include the following material terms:

          a) one year initial term during which period SZ shall make all payments pursuant to the existing lease on the Premises ('Lease') during which period SZ shall manage the Premises and make all payments due pursuant to the Lease;

          b) with an option, exercisable by SZ on or before November 15, 2009, to continue such Master Sublease for the entire term of the Lease;

          c) with rental payments from all existing sub-tenants at the Premises to be deposited in a Bion bank account structured so that SZ may use such funds toward payment of obligations under the Lease;

          d) SZ shall receive the next release (December 2009) from Bion's letter of credit ('LC') securing its obligations under the Lease of approximately $28,000 upon SZ's performance of all obligations pursuant to the initial year of the Master Sublease;

          e) If SZ exercises the option set forth above to continue the Master Sublease for the entire term of the Lease, Bion shall assign to SZ its rights to the balance of the funds securing the LC; if SZ does not so elect, or so elects but does not fully perform all obligations under the Lease, the balance of the LC and/or the funds securing Bion's obligations pursuant to the Lease shall go to the landlord of the Premises;

          f) FURTHER PROVIDED that while Bion and SZ anticipate that they may draft and execute additional more detailed documents related to the Master Sublease and the subject matter of this paragraph, it is acknowledged that the Master Sublease shall become a binding obligation as to the terms set forth above upon SZ upon execution of this Agreement.

     10)

          a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party's equity or assets and business.

          b) It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of New York and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of New York shall be applicable and shall govern to the exclusion of the law of any other forum, with regard to the jurisdiction in which any action or special proceeding may be instituted.

          c) Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

          d) Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

          e) In the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          f) This Agreement shall constitute the entire agreement between the parties hereto Oral modifications of the Agreement shall have no effect. This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                                 Bion Environmental Technologies, Inc.



                                 By: /s/ Mark A. Smith
                                     Mark A. Smith

                                 Date: 12/22/2008


                                 By: /s/ Salvatore Zizza
                                     Salvatore Zizza

                                 Date: 12/19/08